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Exhibit 21.1

PACWEST BANCORP

LIST OF SUBSIDIARIES
AT FEBRUARY 17, 2009

Subsidiaries of PacWest Bancorp:	State:
Pacific Western Bank	California state-chartered bank
First Community/CA Statutory Trust I	Connecticut
First Community/CA Statutory Trust V	Connecticut
First Community/CA Statutory Trust VI	Delaware
First Community Statutory Trust VII	Delaware
Community/CA Capital Trust I	Delaware
Community/CA Capital Statutory Trust II	Delaware
Community/CA Capital Statutory Trust III	Delaware

Subsidiaries of Pacific Western Bank:	State:
BFI Business Finance, Inc.	California

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Exhibit 21.1
PACWEST BANCORP LIST OF SUBSIDIARIES AT FEBRUARY 17, 2009